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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Crestwood Equity Partners LP regarding the proposed merger between Crestwood Equity Partners LP and Crestwood Midstream Partners LP and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the consolidated financial statements of Crestwood Midstream Partners LP, and the effectiveness of internal control over financial reporting of Crestwood Midstream Partners LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 12, 2015

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm